Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg
February 24, 2014		Chairman and CEO
703.584.3400

Cardinal Financial Corporation

 Elects Barbara B. Lang to Board of Directors

Tysons Corner, Virginia — Cardinal Financial Corporation (NASDAQ: CFNL) is pleased to announce that Barbara B. Lang was elected to the Board of Directors on February 19, 2014. Lang is managing principal and CEO of Lang Strategies, LLC, located at 1101 Pennsylvania Avenue NW, Washington, DC.

Lang recently stepped down as President and CEO of the DC Chamber of Commerce, after nearly 12 years at its helm. During her tenure, she emerged as one of the most influential and innovative leaders in the Greater Washington DC business community, particularly in her pivotal role to make DC a hub for economic growth. Lang’s successful business and management experience spans over three decades. Prior to joining the Chamber, she spent 10 years at Fannie Mae and 25 years with IBM.

“Cardinal is pleased to have an individual of Barbara’s caliber join our distinguished Board of Directors,” said Bernard H. Clineburg, Chairman and CEO of Cardinal Financial Corporation. “Her business acumen, progressive leadership, and community engagement are welcomed resources, and will be invaluable in helping our company achieve growth and success in the future.”

Lang earned a bachelor’s degree in business and has completed graduate studies at Harvard. She is a graduate of Fannie Mae’s Executive Development Program and Leadership Greater Washington. Lang received a Doctorate of Laws from Trinity University, and was awarded an Honorary Degree of Doctor of Humane Letters by the University of the District of Columbia.

Lang has been recognized by Washingtonian magazine as a “Washingtonian of the Year” and one of the region’s “100 Most Powerful Women in Washington” in 2011 and 2006. She was inducted into the Washington DC “Hall of Fame”, and awarded the Business Award by the Black Women’s Agenda.  Most recently, Lang was presented with a Legacy in Business Award by the University of the District of Columbia. She serves on the boards of Downtown Business Improvement District, the Eugene and Agnes E. Meyer Foundation, Metropolitan Washington Airport Authority, Trinity University and many other organizations.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 29 conveniently located banking offices. Cardinal also operates George Mason Mortgage. The Company’s stock is traded on NASDAQ (CFNL). For additional information, visit our Web site at www.cardinalbank.com or call 703.584-3400.